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                      WEATHERWISE USA, LLC
                        Income Statement
                Periods Ended September 30, 1998
  (expressed in millions, rounded to hundred thousands of dollars)
               (Unaudited, subject to adjustment)

                                                       Nine
                                               Quarter        Months
                                               -------        ------
 Revenues                                        $ 0.0                                              $ 0.2
                                                 -----                -----
 Operating expenses
  Selling, general, and administrative             0.6                  1.6
  Professional fees                                0.1                  0.3
  Depreciation and amortization                    0.1                  0.3
                                        -----               -----
    Total operating expenses                       0.8                  2.2
                                                 -----                -----
 Net loss                                        $(0.8)                                             $(2.0)
                                                 =====                =====

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